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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number              0-20863
                                          --------------------------------------

                        CAPITAL FACTORS HOLDING, INC.
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            (Exact name of registrant as specified in its charter)


120 EAST PALMETTO PARK ROAD, SUITE 500, BOCA RATON, FLORIDA 33342 (561) 368-5011
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         $.01 PAR VALUE COMMON STOCK
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           (Title of each class of securities covered by this Form)


                                     NONE
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       (Titles of all other classes of securities covered by this Form)


                                     NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)                 [X]                Rule 12h-3(b)(1)(ii)    [  ]
            Rule 12g-4(a)(1)(ii)                [  ]               Rule 12h-3(b)(2)(i)     [  ]
            Rule 12g-4(a)(2)(i)                 [  ]               Rule 12h-3(b)(2)(ii)    [  ]
            Rule 12g-4(a)(2)(ii)                [  ]               Rule 15d-6              [X]
            Rule 12h-3(b)(1)(i)                 [X]

            Approximate number of holders of record as of the certification or notice date:

ONE, FOLLOWING THE EFFECTIVE TIME OF THE ACQUISITION OF 100% OF THE REGISTRANT'S ISSUED AND OUTSTANDING COMMON STOCK BY UNION PLANTERS BANK, NATIONAL ASSOCIATION PURSUANT TO THE REGISTRANT'S MERGER (THE "MERGER") WITH CFH ACQUISITION COMPANY, INC., A NEWLY FORMED, WHOLLY OWNED SUBSIDIARY OF UPBNA, OF WHICH REGISTRANT WAS THE SURVIVING CORPORATION RESULTING FROM THE MERGER.

            Pursuant to the requirements of the Securities Exchange Act of 1934, UPBNA, AS SUCCESSOR BY MERGER TO THE REGISTRANT, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:     December 1, 1998         By: /s/ E. James House, Jr.
    ---------------------------       ------------------------------------------
                                      E. James House, Jr.
                                      Secretary of Union Planters Bank, National
                                      Association, Successor to the Registrant

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.